Exhibit 99.1
Enterprise Prices $1.1 Billion of Senior Notes
HOUSTON—(BUSINESS WIRE)—March 31, 2008—Enterprise Products Partners L.P. (NYSE:EPD) today announced that its operating subsidiary, Enterprise Products Operating LLC (“EPO”), has priced a public offering of $400 million of senior unsecured notes due 2013 and $700 million of senior unsecured notes due 2019. The proceeds from the offering are expected to be used to temporarily reduce borrowings outstanding under the partnership’s Multi-Year Revolving Credit Facility, and for general partnership purposes.
The notes due 2013 will be issued at 99.906 percent of their principal amount and will have a fixed-rate interest coupon of 5.65 percent and a maturity date of April 1, 2013. The notes due 2019 will be issued at 99.866 percent of their principal amount and will have a fixed-rate interest coupon of 6.50 percent and a maturity date of January 31, 2019. The expected settlement date for the offering is April 3, 2008. Enterprise Products Partners L.P. will guarantee the notes through an unconditional guarantee on an unsecured and unsubordinated basis.
Lehman Brothers Inc., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., and Scotia Capital (USA) Inc. acted as joint book-running managers for the offering. An investor may obtain a free copy of the prospectus as supplemented by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or dealer participating in this offering will arrange to send a prospectus as supplemented to an investor if requested by calling Lehman Brothers toll-free at (888) 603-5847, Citi toll-free at (877) 858-5407, JPMorgan at (212) 834-4533 or Scotia Capital toll-free at (800) 372-3930.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the senior notes described in this press release, nor shall there be any sale of these senior notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to qualification under the securities laws of any such jurisdiction. The offer is being made only through the prospectus as supplemented, which is part of a shelf registration statement that became effective on August 27, 2007.
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships with an enterprise value of more than $20 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals. Enterprise transports natural gas, NGLs, crude oil and petrochemicals through nearly 35,000 miles of onshore and offshore pipelines. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE:EPE).
CONTACT: Enterprise Products Partners L.P., Houston
Investor Relations
Randy Burkhalter, 713-381-6812 or 866-230-0745
or
Media Relations
Rick Rainey, 713-381-3635
SOURCE: Enterprise Products Partners L.P.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Enterprise Products Partners L.P.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.